As filed with the Securities and Exchange Commission on December 31, 2014

Registration No. 333-100176

Registration No. 333-100177

Registration No. 333-123855

Registration No. 333-190341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

______________________________

GEORGIA-CAROLINA BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

GEORGIA	58-2326075
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3527 Wheeler Road

Augusta, Georgia 30909

(Address of Principal Executive Offices)

Georgia-Carolina Bancshares, Inc. 1997 Stock Option Plan

Georgia-Carolina Bancshares, Inc. Directors Stock Purchase Plan

(subsequently renamed Directors Equity Incentive Plan)

Georgia-Carolina Bancshares, Inc. 2004 Incentive Plan

(Full title of the plan)

Remer Y. Brinson, III

President and Chief Executive Officer

3527 Wheeler Road

Augusta, Georgia 30909

(706) 731-6600

(Name, address and telephone number, including area code, of agent for service)

 ______________________________

Terry F. Schwartz, Esq.

Smith, Gambrell & Russell, LLP

Promenade, Suite 3100

1230 Peachtree Street, N.E.

Atlanta, Georgia 30309-3592

(404) 815-3500

 ______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No.1 relates to the following Registration Statements on Form S-8 (each a “Registration Statement”, and, collectively, the “Registration Statements”):

●	Registration Statement No. 333-100176 originally registering 120,000 shares of Common Stock in connection with the Georgia-Carolina Bancshares, Inc. 1997 Stock Option Plan;

●	Registration Statement No. 333-100177 originally registering 44,244 shares of Common Stock in connection with the Georgia-Carolina Bancshares, Inc. Directors Stock Purchase Plan;

●	Registration Statement No. 333-123855 originally registering 330,125 shares of Common Stock in connection with the Georgia-Carolina Bancshares, Inc. 2004 Incentive Plan; and

●	Registration Statement No. 333-190341 registering 161,849 additional shares of Common Stock in connection with the Georgia-Carolina Bancshares, Inc. Directors Equity Incentive Plan.

On January 1, 2015, pursuant to the Agreement and Plan of Merger dated June 23, 2014, by and between Georgia-Carolina Bancshares, Inc. (the “Company”) and State Bank Financial Corporation (“STBZ”), the Company will merge with and into STBZ with STBZ continuing as the surviving corporation. The Company will cease to exist following the merger.

Upon the closing of the merger, each outstanding share of Company Common Stock shall be converted into the right to receive 0.794 of a share of STBZ Common Stock and $8.85 in cash.

As a result of the merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statements and deregisters any and all shares of Common Stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unsold or unissued as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Augusta, State of Georgia, on this 31st day of December, 2014. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

Georgia-Carolina Bancshares, Inc.

By:	/s/ Remer Y. Brinson, III
Remer Y. Brinson, III President and Chief Executive Officer (principal executive officer)

Signature	Title	Date

/s/ Remer Y. Brinson, III	Director, President and Chief Executive Officer	December 31, 2014
Remer Y. Brinson, III	(principal executive officer)

/s/ Thomas J. Flournoy	Senior Vice President and Chief Financial Officer	December 31, 2014
Thomas J. Flournoy	(principal financial and accounting officer)

/s/ Patrick G. Blanchard	Director	December 31, 2014
Patrick G. Blanchard

/s/ Mac A. Bowman	Director	December 31, 2014
Mac A. Bowman

Director
Philip G. Farr

/s/ Samuel A. Fowler, Jr.	Chairman of the Board of Directors	December 31, 2014
Samuel A. Fowler, Jr*

/s/ Arthur J. Gay, Jr.	Director	December 31, 2014
Arthur J. Gay, Jr.*

/s/ George H. Inman	Director	December 31, 2014
George H. Inman*

/s/ David W. Joesbury, Sr.	Director	December 31, 2014
David W. Joesbury, Sr.*

Director
Jefferson B.A. Knox

/s/ John W. Lee	Director	December 31, 2014
John W. Lee*

Director
James L. Lemley, M.D.

/s/ William D. McKnight	Director	December 31, 2014
William D. McKnight*

/s/ A. Montague Miller	Director	December 31, 2014
A. Montague Miller*

Director
Robert N. Wilson, Jr.

Director
Bennye M. Young

* By:	/s/ Remer Y. Brinson, III
Remer Y. Brinson, III Pursuant to Power-of-Attorney